EXHIBIT 10.27

ZIX CORPORATION

NON-EMPLOYEE DIRECTOR
DEFERRED STOCK UNIT AGREEMENT

This Non-Employee Director Deferred Stock Unit Agreement (this “Agreement”) is effective as of the Grant Date set forth in the Grant Details section below (“Grant Details”) with respect to the Deferred Stock Units described in the Grant Details which are granted by Zix Corporation, a Texas corporation (the “Company”), to the Non-Employee Director (“Grantee”) named in the Grant Details.  The Company wishes to recognize Grantee’s contributions to the Company, and to encourage Grantee's sense of proprietorship in the Company, by providing Grantee with Deferred Stock Units as described below.

1)	Grant Details

Pursuant to and subject to the Zix Corporation Amended and Restated 2012 Incentive Plan, as amended (the “Plan”), and this Agreement, the Company hereby grants to Grantee, effective on the grant date indicated below (“Grant Date”), the number of deferred stock units (“Units”) convertible into the same number of shares (“Shares”) of the Company’s common stock, par value $0.01 (“Stock”), indicated below:

Grantee
Number of Units
Grant Date
Vesting Schedule	Quarterly vesting pro rata over one year from the Grant Date
2)	Terms

The number of Units indicated in the Grant Details represents the right to receive an equal number of Shares of Stock on the terms set forth in this Agreement. By accepting the Units in accordance with section 22) of this Agreement, Grantee is deemed to agree to the terms of the Plan and this Agreement.

3)	Terms of the Plan Govern

The terms contained in the Plan are incorporated into and made a part of this Agreement. This Agreement is governed by the terms of the Plan and it is subject to and will be construed in accordance with the Plan. The terms of the Plan govern and control any conflict between the terms of the Plan and this Agreement. All capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. This grant of Units and this Agreement are subject to the terms and conditions of any compensation recoupment policy adopted by the Board or any committee of the Board from time to time.

4)	Condition for Grant

As a condition of accepting this grant of Units and this Agreement, Grantee must have a brokerage account with the Company’s authorized administrative stock brokerage firm, which is currently Merrill Lynch (“Broker”).

5)	Vesting of Units

The Company will credit the Units to a bookkeeping account on behalf of Grantee.  Except as otherwise provided herein, the Units will vest and become non-forfeitable on the earliest to occur of the following:

a)	as to particular Units, on the vesting dates described in the Grant Details (each, a “Vesting Date”), if and only if Grantee remains a member of the Board as of such Vesting Date;
b)	as to all of the Units, upon Grantee ceasing to be a member of the Board by reason of his or her death or Disability;
c)	as to all of the Units, upon Grantee ceasing to be nominated by the Board to stand for re-election to the Board at the Company’s next annual meeting of shareholders; or
d)	as to all of the Units, as provided in Section 14.6 of the Plan in connection with a Change in Control.

If Grantee ceases to be a member of the Board prior to a Vesting Date for any reason other than those contemplated above, Grantee will immediately and automatically forfeit all right, title and interest in and to any then unvested Units (i.e., Units for which a Vesting Date has not yet occurred), such unvested Units automatically will be cancelled, and Grantee will not be entitled to any consideration for those cancelled Units.

6)	Conversion to Stock

The Company will convert applicable Units, to the extent vested pursuant to section 5) above, into Shares, and Stock evidencing the conversion of those Units into Shares will be issued by the Company and registered on the books of the Company in Grantee’s name as soon as practicable after the earliest to occur of the following (each a “Payment Date”):

a)

upon the termination of Grantee’s services with the Board for any reason and under circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”); or

b)	upon the termination of Grantee’s services with the Board by reason of his or her death.

For the avoidance of doubt, the Company is entitled to delay issuance of the Shares for a reasonable period in order to comply with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance of the Shares.

7)	Restrictions on Transfer

No right or interest of Grantee in the Units or this Agreement can be: (a) pledged, encumbered, or hypothecated to or in favor of any party other than the Company or any Subsidiary, or (b) subject to any lien, obligation, or liability of Grantee to any other party other than the Company or any Subsidiary. The Units are not assignable or transferable by Grantee other than: (a) upon Grantee’s death, to a beneficiary under a testamentary trust or will, or by the laws of descent and distribution, and (b) pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if it were deemed to apply to the Units.

8)	Delivery and Form of Shares

As soon as practicable within the thirty (30) day period following any applicable Payment Date, the Company shall deliver the Shares to Grantee or, upon Grantee’s reasonable request, to Grantee’s designee. The Company may choose to deliver the Shares in either certificated or uncertificated form. Notwithstanding the foregoing, the Company is entitled to delay delivery of the Shares for a reasonable period in order to comply with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

9)	Voting Rights; Grantee Rights

Grantee will not have voting or any other rights as a shareholder of the Company with respect to Units. Upon conversion of Units into Shares of Stock, Grantee will obtain full voting rights as a shareholder of the Company with respect to those Shares. This Agreement creates only a contractual obligation on the Company as to amounts payable and shall not be construed as creating a trust. Grantee shall only have the rights of a general unsecured creditor of the Company with respect to the amounts credited and benefits payable, if any, with respect to the Units, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the Units as and when payable hereunder.

10)	Dividend Equivalents

If one or more cash dividends is paid with respect to Stock before the Payment Date of Units, Grantee will receive additional Units equal to (a) the dollar amount or fair market value of the dividend per Share of Stock multiplied by the number of Units, divided by (b) the Fair Market Value of the Stock on the dividend payment date. The additional Units will be subject to the same vesting schedule, forfeiture and other terms that apply to the original Units.

11)	Successors

This Agreement is binding upon any successor of the Company.

12)	Notice

Notices under this Agreement must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Zix Corporation, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13)	Payment

Grantee is required to make arrangements to satisfy any and all taxes with respect to any taxable event arising as a result of the vesting or settlement of any Units.

14)	Continued Directorship Not Guaranteed

Nothing in this Agreement, the Plan or any document describing the Plan or this Agreement, nor the grant of any Units, gives Grantee any right to continue to serve as a director of the Company.

15)	Governing Law

This Agreement is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

16)	Injunctive Relief

In addition to all other rights or remedies available at law or in equity, the Company is entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

17)	Amendment; Termination

The Committee may amend or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of the Units determined as if they were fully vested on the date of such amendment or termination.

18)	Modifications in Writing

No amendment of this Agreement or waiver of any provision of this Agreement is binding on the Company unless it is in a writing signed by the Company.

19)	No Deemed Waivers

No failure by the Company to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any provision of this Agreement will be deemed to occur, or to constitute a waiver of any other provision of this Agreement, or to constitute a continuing waiver, unless that waiver is in a writing signed by the party against whom the waiver is asserted.

20)	Blue-penciling

If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

21)	Further Acts

Grantee will execute all documents, provide all information and take or refrain from taking all actions as the Company deems necessary or appropriate to achieve the purposes of this Agreement.

22)	Electronic Signatures

This Agreement may be digitally signed by Grantee. By accepting the Units on the Broker’s online system, Grantee agrees to the terms of this Agreement together with the pertinent Plan documents found in the Communications Center on the Broker’s website. By failing to accept the Units on the Broker’s online system, Grantee forfeits all rights to the Units. Evidence of Grantee’s acceptance of the Units will be captured and stored in electronic format in the Broker’s database, and that electronic acceptance will create and evidence a binding contract between Grantee and the Company.

23)	Section 409A
a)

The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Grantee under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Grantee for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Grantee or any other individual to the Company or any of its Affiliates, employees or agents. Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Grantee or for Grantee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Grantee harmless from any or all such taxes or penalties.

b)

Notwithstanding any provision to the contrary in this Agreement, if Grantee is deemed at the time of Grantee’s “separation from service” (within the meaning of Section 409A) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then, unless the Board determines otherwise, any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the earlier of (i) seven months after Grantee has separated from service with the Company or (ii) the date of Grantee’s death.

ZIX CORPORATION

By:

Its: